EXHIBIT 3


                           STOCKHOLDER AGREEMENT

      This Stockholder Agreement (hereinafter the "Agreement") is made as of October 26, 2000, effective as of the Effective Time as defined in the Acquisition Agreement, by and between Homestore.com, Inc., a Delaware corporation (the "Company") and Cendant Corporation, a Delaware corporation ("Stockholder").

                                  RECITALS

      A. The Company and Stockholder have entered into that certain Agreement and Plan of Reorganization by and among the Company, Stockholder, Metal Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Company, WW Acquisition Corp., a New York Corporation and wholly-owned subsidiary of Company, Move.com, Inc., a Delaware corporation, Welcome Wagon International Inc., a New York corporation and Cendant Membership Services Holdings, Inc., a Delaware corporation dated as of even date herewith (the "Acquisition Agreement");

      B. As a condition precedent to the Company entering into the Acquisition Agreement and completing the transactions contemplated therein, simultaneously with entering into the Acquisition Agreement, Stockholder is entering in this Agreement;

      C. The Company and Stockholder desire, in connection with the execution of the Acquisition Agreement, to make certain covenants and agreements with one another pursuant to this Agreement;

      NOW THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

                                 ARTICLE I
              STANDSTILL OBLIGATIONS AND TRANSFER RESTRICTIONS

      1.1 The Stockholder's Standstill Obligations.

          (a) During the Standstill Period, Stockholder shall not, nor shall Stockholder permit any Stockholder Controlled Person to, nor shall Stockholder act in concert with nor permit any Stockholder Controlled Person to act in concert with any person to, directly or indirectly, acquire or Beneficially Own Voting Stock or authorize or make a tender offer, exchange offer or other offer or proposal, whether oral or written, to acquire Voting Stock, if the effect of such acquisition or Beneficial Ownership would be to increase above the Standstill Limit the Voting Stock represented by all Voting Stock Beneficially Owned by Stockholder (including without limitation any 13D Group to which Stockholder or any Stockholder Controlled Person is a party).

          (b) Stockholder shall not be deemed to have violated its covenants under this Section 1.1 solely by virtue of (and only to the extent of) any increase in the total Voting Stock represented by Voting Stock Beneficially Owned by Stockholder if such increase is the result of
(i) a stock split, stock dividend, recapitalization or similar event, or
(ii) Stockholder being acquired by or merged with a person (who is not an Affiliate of Stockholder or a Stockholder Controlled Person) who Beneficially Owns any shares of Voting Stock at the time of such acquisition or merger; provided that a purpose of such acquisition or merger is not to evade the restrictions set forth in this Agreement and that Stockholder is not acting in concert with such person with an intent to evade the restrictions set forth in this Agreement.

          (c) During the Standstill Period, Stockholder shall not, nor shall Stockholder permit any Stockholder Controlled Person to, nor shall Stockholder act in concert with nor permit any Stockholder Controlled Person to act in concert with any person to, solicit or participate in any solicitation of proxies with respect to any Voting Stock, nor shall they seek to advise or influence any person with respect to the voting of any Voting Stock (other than as expressly provided in Section 2.1 of this Agreement).

          (d) During the Standstill Period, Stockholder shall not, nor shall Stockholder permit any Stockholder Controlled Person to, nor shall Stockholder act in concert with nor permit any Stockholder Controlled Person to act in concert with any person to, deposit any Voting Stock in a voting trust or, except as otherwise provided or contemplated herein, subject any Voting Stock to any arrangement or agreement with any person with respect to the voting of such Voting Stock.

          (e) During the Standstill Period, Stockholder shall not, nor shall Stockholder permit any Stockholder Controlled Person to, nor shall Stockholder act in concert with nor permit any Stockholder Controlled Person to act in concert with any person to, join a 13D Group (other than a group comprising solely Stockholder and Stockholder Controlled Persons) or other group, or otherwise act in concert with any third person for the purpose of acquiring, holding, voting or disposing of Voting Stock or Non-Voting Convertible Securities.

          (f) During the Standstill Period, Stockholder shall not, nor shall Stockholder permit any Stockholder Controlled Person to, nor shall Stockholder act in concert with nor permit any Stockholder Controlled Person to act in concert with any person to, otherwise act, alone or in concert with others, to seek control of the management, Board of Directors or policies of the Company or to seek waiver of any provision of this Agreement; provided, however, that in the event of a Third Party Takeover Proposal, Stockholder shall be permitted to confidentially propose to the Board of Directors of the Company an offer by Stockholder to acquire all of the then issued and outstanding Voting Stock of the Company, provided that such proposal or offer would not reasonably be required to be publicly disclosed by Stockholder or any Affiliate thereof (on a Schedule 13D or otherwise), the Company or otherwise.

      1.2 Transfer and Volume Restrictions.

          (a) Stockholder shall not, directly or indirectly, sell, transfer, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, transfer the economic risk of ownership of, or otherwise dispose of (each, a "Transfer"), any Voting Stock or Non-Voting Convertible Securities except as provided in this Section 1.2. Any attempted Transfer not in compliance with this Section 1.2 shall be null and void ab initio.

          (b) Stockholder shall not Transfer any Voting Stock or Non-Voting Convertible Securities (including without limitation any Shares but excluding any Transfer of Distributable Shares to the Distributees and any Transfer of Existing Shares) to:

              (i) any person who is, or after giving effect to the Transfer would be, (a) a Beneficial Owner of five percent (5%) or more of any class of the then outstanding Voting Stock, (b) a Beneficial Owner of more than five percent (5%) of then Total Current Voting Power or (c) required to file a Schedule 13D or Schedule 13G with the SEC with respect to such Voting Stock; provided, however, that a Transfer otherwise in compliance with this Section 1.2 shall not be prohibited solely pursuant to this subsection 1.2(b) if made to a publicly offered open-ended institutional mutual fund unaffiliated with Stockholder and with whom Stockholder has no arrangement or understanding with respect to the holding or voting of Voting Stock (i) that is only in the business of passively holding and trading shares of publicly traded companies and (ii) that is not required to report its holdings of Company Common Stock on a Schedule 13D (or any successor form); or

              (ii) any Excluded Person.

          (c) During the Volume Restriction Period, Stockholder shall be permitted to Transfer not more than a total of 3,200,000 shares of Company Common Stock (as adjusted for stock splits, reverse stock splits, stock dividends, recapitalizations and similar transactions) (not including Existing Shares); provided that (i) Stockholder shall be permitted to Transfer no more than 800,000 shares of Company Common Stock (as adjusted for stock splits, reverse stock splits, stock dividends, recapitalizations and similar transactions) during any one (1) 90-day period and (ii) Stockholder may Transfer shares of Company Common Stock only during four
(4) individual 90-day periods during the Volume Restriction Period. For avoidance of doubt, Stockholder shall be permitted to select four (4) 90-day periods during the Volume Restriction Period in which it may Transfer up to 800,000 shares of Company Common Stock (as adjusted for stock splits, stock dividends, recapitalizations and similar transactions) each, and no Transfers of any shares of Company Common Stock may be made at any other time during the Volume Restriction Period. Sales by Stockholder pursuant to this section may be made only (i) in compliance with Sections
(e), (f) and (g) of Rule 144 or (ii) pursuant to the Stockholder's incidental registration rights pursuant to Section 2.2 of the Registration Rights Agreement.

          (d) After the end of the Volume Restriction Period, Stockholder shall not make a Transfer other than in compliance with Sections (e), (f) and (g) of Rule 144 or pursuant to its three (3) demand registration rights pursuant to Section 2.1 of the Registration Rights Agreement.

          (e) With respect to Existing Shares, for a period of one hundred eighty (180) days after the Closing Date, Stockholder hereby agrees not to, directly or indirectly, sell, offer to sell, contract to sell (including, without limitation, any short sale), loan, grant any option for the purchase of, or otherwise dispose of any of its Existing Shares. Stockholder agrees that the Company may instruct its transfer agent to place stop-transfer notations in its records to enforce the provisions of this section.

      1.3 Market Stand-off.

          (a) Upon the effective date of a registration statement for a public offering of the Company's securities pursuant to a registration statement under the Securities Act and ending ninety (90) days after such effective date, Stockholder hereby agrees not to, directly or indirectly, sell, offer to sell, contract to sell (including, without limitation, any short sale), loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company (other than those included in the registration) to the extent requested by the Company and its underwriter, provided that Stockholder shall not be bound by this restriction to the extent that the Company has a similar market stand-off contractual right with other parties and does not enforce such right, except that Stockholder shall be bound in any event if Stockholder has knowledge of any information regarding the strategic direction of the Company that is not available to the public. Stockholder agrees that the Company may instruct its transfer agent to place stop-transfer notations in its records to enforce the provisions of this section. Stockholder agrees that, if so requested, Stockholder will execute an agreement with the managing underwriter of such offering containing terms which are materially consistent with the provisions of this section.

      1.4 Notification of Change in Beneficial Ownership. Stockholder shall notify the Company in writing of any proposed change in Beneficial Ownership of Voting Stock by Stockholder or any Stockholder Controlled Person at least three (3) business days prior to such change or any commitment to make such change, including the name of the transferee and the material terms of such change.

                                ARTICLE II
                             VOTING OBLIGATIONS

      2.1 The Stockholder's Voting Obligations.

          (a) During the Proportionate Voting Period, Stockholder shall take such action as may be required so that all Voting Stock Beneficially Owned by Stockholder or any Stockholder Controlled Person (other than Existing Shares) (and shall use all reasonable efforts to cause any Shares held by an Affiliate of Stockholder or any 13D Group of which Stockholder or any Affiliate of Stockholder is a party) are voted for or cast or cause to be voted or cast in the same manner and proportion as the votes cast by the holders of the Voting Stock other than Stockholder or any Affiliate of Stockholder (or any 13D Group of which Stockholder or any Affiliate of Stockholder is a party).

          (b) During the Proportionate Voting Period, Stockholder, as the holder of shares of Voting Stock, shall be present, in person or by proxy, (and shall cause any Stockholder Controlled Persons Beneficially Owning Voting Stock to be so present and shall use reasonable efforts to cause its Affiliates and all 13D Groups of which it or any of its Affiliates is a party Beneficially Owning Voting Stock to be so present) at all meetings of stockholders of the Company so that all shares of Voting Stock Beneficially Owned by it, any of its Affiliates, any 13D Groups of which it or any of its Affiliates is a party and any Stockholder Controlled Person (other than Existing Shares) may be counted for purposes of determining the presence of a quorum at such meetings.

      During the Proportionate Voting Period, Stockholder agrees not to exercise (and to cause any Stockholder Controlled Person not to exercise and to use all reasonable efforts to cause any Affiliate of Stockholder and any 13D Group of which Stockholder or any Affiliate of Stockholder is a party not to exercise) dissenter's rights, if any, that it may have with respect to shares of Company Common Stock under applicable law in connection with any merger, consolidation or other reorganization which is approved by the Company's Board of Directors and if such transaction is a pooling-of-interests transaction, Stockholder hereby covenants to enter (and to cause any Stockholder Controlled Person to enter and to use all reasonable efforts to cause any Affiliate of Stockholder and any 13D Group of which Stockholder or any Affiliate of Stockholder is a party to enter) into a standard pooling affiliate lock-up agreement if requested by the Company and if required to maintain pooling-of-interests treatment with respect to such transaction (based upon the recommendation of an independent accounting firm retained by either the Company or the potential acquiror of the Company), regardless of the manner in which Stockholder (or any Stockholder Controlled Person or any Affiliate of Stockholder or any 13D Group of which Stockholder or any Affiliate of Stockholder is a party) voted or cast Shares Owned by Stockholder with respect to such transaction pursuant to paragraph (a) above.

                                ARTICLE III
                                DEFINITIONS

      For the purpose of this Agreement, the following terms shall have the meanings specified with respect thereto below:

      "Affiliate" shall have the meaning set forth in Rule 12b-2 of the rules and regulations promulgated under the Exchange Act; provided, however, that for purposes of this Agreement, the Stockholder and its Affiliates, on the one hand, and the Company (after the closing of the merger contemplated by the Acquisition Agreement), on the other, shall not be deemed to be "Affiliates" of one another.

      Any person shall be deemed the "Beneficial Owner" of and shall be deemed to "Beneficially Own" and to have "Beneficial Ownership" of any securities:

              (i) which such person (or, if such person is the Stockholder, any Stockholder Controlled Person) beneficially owns, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Rule 13d-3 thereunder (or any comparable or successor law or regulation);

              (ii) which a person (or, if such person is the Stockholder, any Stockholder Controlled Person) has (A) the right to acquire (whether such right is exercisable immediately of only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; or

              (iii) which are beneficially owned, directly or indirectly, by any other person (or any Affiliate thereof) with which a person (or, if such person is the Stockholder, any Stockholder Controlled Person) has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting, or disposing of any securities of the Company.

      "Change in Control of the Company" shall mean any of the following:
(i) a merger, consolidation or other business combination or transaction to which the Company is a party if the stockholders of the Company immediately prior to the effective date of such merger, consolidation or other business combination or transaction, as a result of such share ownership, have Beneficial Ownership of voting securities representing less than 50% of the Total Current Voting Power of the surviving entity following such merger, consolidation or other business combination or transaction; (ii) an acquisition by any person, entity or 13D Group of direct or indirect Beneficial Ownership of Voting Stock of the Company representing 50% or more of the Total Current Voting Power of the Company; or (iii) a sale of all or substantially all of the assets of the Company.

      "Company Common Stock" shall mean shares of the Common Stock of the Company and any securities into which such shares are exchanged or converted.

      "Control" or "Controlled by" shall have the meaning set forth in Rule 12b-2 of the rules and regulations promulgated under the Exchange Act.

      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

      "Excluded Person" shall mean any person primarily engaged in a "Cendant Excluded Business" as defined in that certain Master Operating Agreement between the Company and Stockholder dated as of even date herewith.

      "Existing Shares" shall mean the 250,000 shares of Company Common Stock owned by Stockholder as of the date hereof.

      "Master Operating Agreement" shall mean that certain Master Operating Agreement between the Company and Stockholder dated as of even date herewith.

      "Non-Voting Convertible Securities" shall mean any securities which are convertible into, exchangeable for or otherwise exercisable to acquire Voting Stock of the Company, including convertible securities, warrants, rights or options to purchase Voting Stock.

      "person" shall mean an individual, corporation, partnership, limited liability company, association, trust, or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

      "Proportionate Voting Period" shall mean the period beginning on the date of this Agreement and ending on the later of (a) the fifth anniversary of this Agreement or (b) the earliest of (x) Stockholder's disposition to persons unaffiliated with the Stockholder and with whom the Stockholder is not otherwise acting in concert of more than fifty percent (50%) of the Shares or (y) such time as Stockholder's Beneficial Ownership of the then outstanding Voting Stock is less than five percent (5%). If at any time the Proportionate Voting Period has terminated, it shall be reinstated if at any time, and continue in effect as long as, Stockholder's Beneficial Ownership of the then outstanding Voting Stock equals or exceeds five percent (5%). Notwithstanding the foregoing, the Proportionate Voting Period shall terminate (i) if and when the Master Operating Agreement is terminated pursuant to Section 13 thereof (provided that if there is any dispute relating to the termination of Master Operating Agreement, the Master Operating Agreement shall be deemed to be in full force and effect until a final adjudication by a court of competent jurisdiction of its termination) or (ii) upon the fifteenth (15th) anniversary of this Agreement or such later date as may be permitted under applicable law.

      "Registration Rights Agreement" shall mean that certain Registration Rights Agreement between the Company and Stockholder dated as of even date herewith.

      "Rule 144" shall mean Rule 144 as promulgated under the Securities
Act.

      "SEC" shall mean the Securities and Exchange Commission.

      "Securities Act" shall mean the Securities Act of 1933, as amended.

      "Shares" shall mean the 26,275,602 shares of Company Common Stock issued by the Company pursuant to the Acquisition Agreement (and all securities issued with respect to or in exchange for such shares pursuant to stock splits, stock dividends, recapitalizations and similar events).

      "Standstill Limit" shall mean 26,525,602 shares.

      "Standstill Period" shall mean the period beginning on the date hereof and ending on the tenth anniversary of the date of this Agreement.

      "Stockholder Controlled Person" shall mean any person over whom the Stockholder exercises or has the right or ability to exercise, directly or indirectly, Control.

      "Third Party Takeover Proposal" shall mean an offer or proposal by a person other than Stockholder, any Affiliate of Stockholder or any 13D group of which Stockholder or any of its Affiliates is a member that has been publicly disclosed by the Company to effect a Change in Control of the Company.

      "Total Current Voting Power" shall mean, with respect to any entity, at the time of determination of Total Current Voting Power, the total number of votes which may be cast in the election of members of the board of directors of the entity if all securities entitled to vote in the election of such directors are present and voted (or, in the event the entity is not a corporation, the governing members, board or other similar body of such entity).

      "Transfer" shall have the meaning ascribed to it in Section 1.2 hereof.

      "Volume Restriction Period" shall mean the period of time beginning on the first anniversary of the Closing (as defined in the Acquisition Agreement) and ending on the third anniversary of such Closing.

      "Voting Stock" shall mean shares of the Company Common Stock and any other securities of the Company or its successor having the power to vote in the election of members of the Board of Directors of the Company or its successor.

      "13D Group" means any group of persons formed for the purpose of acquiring, holding, voting or disposing of Voting Stock which would be required under Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, to file a statement on Schedule 13D (a "Schedule 13D") pursuant to Rule 13d-1(a) of the rules and regulations promulgated under the Exchange Act or a Schedule 13G of the rules and regulations promulgated under the Exchange Act pursuant to Rule 13d-1(c) of the rules and regulations promulgated under the Exchange Act with the SEC as a "person" within the meaning of Section 13(d)(3) of the Exchange Act if such group Beneficially Owned Voting Stock representing more than 5% of any class of Voting Stock then outstanding.

                                ARTICLE IV
                               MISCELLANEOUS

      4.1 Governing Law; Jurisdiction and Venue.

          (a) This Agreement is to be construed in accordance with and governed by the laws of the State of Delaware without giving effect to the principles of conflicts of laws.

          (b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the State of Delaware. Each party to this Agreement:

              (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Delaware (and each appellate court located in the State of Delaware in connection with any such legal proceeding, including to enforce any settlement, order or award;

              (ii) agrees that each state and federal court located in the State of Delaware shall be deemed to be a convenient forum; and

              (iii) waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court.

      Each party hereto agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section 4.1 by the state and federal courts located in the State of Delaware and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the laws or public policy of the laws of the State of Delaware or any other jurisdiction.

      4.2 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assignees.

      4.3 Entire Agreement; Amendment. This Agreement and the agreements referred to herein (to the extent referred to herein) constitute the full and entire understanding and agreement between the parties with regard to the subject hereof. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

      4.4 Notices, etc. All notices and other communications required or permitted hereunder shall be made in the manner and to the addresses set forth in the Acquisition Agreement.

      4.5 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to a party under this Agreement shall impair any such right, power or remedy nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

      4.6 Expenses. Except as otherwise specifically provided herein, the Company and Stockholder shall bear their own expenses incurred with respect to this Agreement and the transactions contemplated hereby.

      4.7 SPECIFIC PERFORMANCE. THE PARTIES HERETO AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC INTENT OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS, WITHOUT BOND, TO PREVENT OR CURE BREACHES OF THE PROVISIONS OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS HEREOF, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY MAY BE ENTITLED BY LAW OR EQUITY, AND ANY PARTY SUED FOR BREACH OF THIS AGREEMENT EXPRESSLY WAIVES ANY DEFENSE THAT A REMEDY IN DAMAGES WOULD BE ADEQUATE.

      4.8 Stop Transfer Orders; Legends. The stock certificates representing the Shares shall bear legends and be subject to stop transfer orders in accordance with the following legend (in addition to any legend required under applicable state securities laws):

      THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

      THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDER AGREEMENT (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE ISSUER). TRANSFER AND VOTING OF THE SHARES ARE RESTRICTED BY THE TERMS OF THE STOCKHOLDER AGREEMENT, AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY THE APPLICABLE PROVISIONS OF SAID STOCKHOLDER AGREEMENT.

      If, and to the extent the Shares are no longer subject to the restrictions described in the legends set forth above, upon the request of the Stockholder, the Company shall cause its transfer agent to remove the appropriate legend set forth above from the certificates evidencing the Shares or issue to the Stockholder new certificates therefor free of such legend.

      4.9 Further Assurances. The parties hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party may reasonably request from time to time in order to carry out the intent and purposes of this Agreement and the consummation of the transactions contemplated hereby. Neither the Company nor Stockholder shall voluntarily undertake any course of action inconsistent with satisfaction of the requirements applicable to them set forth in this Agreement and each shall promptly do all such acts and take all such measures as may be appropriate to enable them to perform as early as practicable the obligations herein and therein required to be performed by them.

      4.10 Facsimile; Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, each of which may be executed by fewer than all of the parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

      4.11 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision as close as possible to the intent of the parties.

      4.12 Interpretation.

           (a) The various section headings are inserted for purposes of reference only and shall not affect the meaning or interpretation of this Agreement or any provision hereof. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms, as well as to the noun and verb forms of such definitions.

           (b) Each party hereto acknowledges that it has been represented by competent counsel and participated in the drafting of this Agreement, and agrees that any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.

      4.13 Attorneys' Fees. In any action at law or suit in equity in relation to this Agreement, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

      4.14 WAIVER OF JURY TRIAL4.15 . EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

      4.15 Agreement to Appoint to Board of Directors. The Company agrees to cause one (1) nominee of Stockholder to be appointed to the Board of Directors of the Company as a Class I director effective as of immediately after the Effective Time, and the Company agrees to permit one (1) non-voting observer designated by Stockholder to attend meetings of the Company's Board of Directors after the Effective Time; provided, however, that such non-voting observer shall not be permitted to attend committee meetings and shall depart any meeting of the Board of Directors if the majority of the Board of Directors deems such departure to be in the Company's best interests for confidentiality reasons or otherwise; provided further that such non-voting observer agrees to keep all materials and information disclosed to him or her at meetings of the Company's Board of Directors confidential and not to use any such materials and information for any purpose except to evaluate Stockholder's investment in the Company; provided, further, that the obligation of the Company to permit such a non-voting observer shall terminate on the second anniversary of the Effective Time unless Stockholder and the Company mutually agree to extend the privileges of such non-voting observer. In the event that the Board of Directors of the Company is increased to twelve (12) members, the Company agrees to cause another nominee or a total of two (2) nominees of Stockholder to be appointed to the Board of Directors of the Company; provided that Stockholder shall not be permitted to force an increase in the Board of Directors to twelve (12) members in the event that the size of the Board of Directors is increased to eleven (11) members; provided further that at such time as the Board of Directors of the Company is decreased below twelve (12) members, Stockholder agrees to cause one (1) of its nominees to resign from the Board of Directors of the Company and the Company shall be permitted to take all action necessary to remove one (1) of Stockholder's nominees from the Company's Board of Directors. Upon the earlier of (i) Stockholder's disposition of more than fifty percent (50%) of the difference of the Shares minus the Distributable Shares (as defined in the Acquisition Agreement) or (ii) such time as Stockholder's Beneficial Ownership of the then outstanding Voting Stock is less than five percent (5%) (if and when Stockholder has also disposed of ten percent (10%) or more of the difference of the Shares minus the Distributable Shares), Stockholder agrees to cause all of its nominees to resign from the Board of Directors of the Company and to cause its non-voting observer (if any) to relinquish his or her rights, and Stockholder acknowledges that all of its rights under this Section 4.15 shall cease and the Company shall be permitted to take all action necessary to remove all of Stockholder's nominees from the Company's Board of Directors and to rescind all rights of Stockholder's non-voting observer.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                          HOMESTORE.COM, INC.


                                          By: /s/ David M. Rosenblatt
                                              -------------------------------
                                              Name:
                                              Title:


                                          CENDANT CORPORATION


                                          By: /s/ Eric J. Bock
                                              -------------------------------
                                              Name:
                                              Title:




                 [SIGNATURE PAGE TO STOCKHOLDER AGREEMENT]